Exhibit 10.3

RELEASE AGREEMENT

Agreement made this 9th day of July 2008, by and between Excel Technology, Inc. (the “Company”) a Delaware Corporation , and J. Donald Hill, the Chairman of the Board of the Company (“Hill”).

WITNESSETH:

WHEREAS, Hill is the non-executive Chairman of the Board of the Company; and

WHEREAS, the Company is proposing to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with GSI Group, Inc., a New Brunswick corporation (“GSI”), and Eagle Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of GSI (“Purchaser”), which provides for a cash tender offer (the “Offer”) by Purchaser for all of the outstanding shares of voting stock of the Company (“Shares”), followed by a merger of Purchaser with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of GSI; and

WHEREAS, upon Purchaser’s purchase of Shares pursuant to the Offer, by accepting for payment Shares validly tendered and not withdrawn as of the expiration date of the Offer, and paying for such Shares in accordance with the terms of the Offer by depositing the aggregate purchase price therefor with the Depositary for the Offer (the “Depositary”), Parent will acquire ownership of a majority of the total number of then outstanding Shares on a fully-diluted basis (the date and time of such deposit with the Depositary being referred to as the “Purchase Time”); and

WHEREAS, given Hill’s long relationship with the Company as its Chairman and as an Executive Officer, the Company and Hill wish to exchange releases, effective immediately prior to and contingent upon the occurrence of the Purchase Time;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Releases.

(a) Effective immediately upon the occurrence of the Purchase Time, Hill hereby releases and forever discharges the Company, its subsidiaries, and their respective successors and assigns (collectively, “Company Releasees”) from any and all claims, causes of action, suits, back-wages, benefits, attorneys’ fees, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, charges, complaints and demands whatsoever, in law, or equity, of any and every kind, nature and character, known or unknown, which against such Company Releasees, Hill, his heirs, executors, administrators and legal representatives ever had, may now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, specifically but not exclusively, relating to any claims arising out of or in any way related to Hill’s prior employment with the Company; provided, however, there shall be excluded from such release (i) any rights of Hill for indemnification (and advancement of expenses) by the Company or GSI (or any successors) pursuant to applicable law or the Company’s certificate of incorporation or by-laws, (ii) any rights of Hill with respect to insurance coverage under any of the Company’s or GSI’s (or any successors) directors and officers liability insurance policies, (iii) any rights of Hill pursuant to the Merger Agreement, and (iv) any rights of Hill under this Agreement. Also, this release shall have no effect on Hill’s right as a stockholder and option holder of the Company to receive payment for his stock and options in accordance with the Merger Agreement.

(b) Effective immediately upon the occurrence of the Purchase Time, the Company, on behalf of itself and each of its subsidiaries, hereby releases Hill and forever discharges Hill, his heirs, executors, administrators and legal representatives (collectively, “Hill’s Releasees”) from any and all claims, causes of action, suits, benefits, attorneys’ fees, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, charges, complaints and demands whatsoever, in law, or equity, of any and every kind, nature and character, known or unknown, which against Hill’s Releasees, the Company or any of its subsidiaries, ever had, may now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement; provided, however, there shall be excluded from such release Hill’s obligations to the Company under this Agreement.

2. Application for Employment. Hill understands and agrees that he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

3. Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

4. Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation and any of the matters herein released, shall be subject to binding arbitration, to the extent permitted by law, in Suffolk County, New York, before the American Arbitration Association. Each party hereby waives their right to jury trial as to matters arising out of the terms of this Agreement and any matters herein released to the extent permitted by law. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

5. Authority. Hill represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

6. No Representations. Hill represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

7. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

8. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Hill concerning the subject matter hereof, and supersedes and replaces any and all prior agreements and understandings concerning Hill’s relationship with the Company.

9. No Oral Modification. This Agreement may only be amended in writing signed by Hill and the Company.

10. Binding Effect. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement. This Agreement shall be void and of no effect if the Merger Agreement is terminated in accordance with its terms.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

EXCEL TECHNOLOGY, INC.

By:	/s/ Antoine Dominic

/s/ J. Donald Hill

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